Contact:

Mark Land

Executive Director - Corporate Communications

(317) 610-2456

mark.d.land@cummins.com

February 1, 2011

Cummins reports best year in Company history in 2010; expects to earn 13.5 percent EBIT on $16 billion in sales in 2011

COLUMBUS, IND – Cummins Inc. (NYSE: CMI) today reported record profits for all of 2010, as well as record quarterly sales and profits for the fourth quarter, on the strength of significant growth in key international markets and improved productivity in its global manufacturing operations.

Fourth quarter sales were $4.14 billion, up 22 percent from $3.40 billion during the same period in 2009. Earnings Before Interest and taxes (EBIT) were $541 million, or 13.1 percent of sales, a 41 percent increase from $383 million, or 11.3 percent of sales. The fourth quarter 2009 results include a pre-tax charge of $4 million to cover the costs associated with restructuring.

Net income attributable to Cummins Inc. was $362 million ($1.84 per share) compared to $270 million ($1.36 per share) in the fourth quarter 2009.

For the fourth quarter, the Engine, Components and Distribution segments all reported record sales and segment EBIT. The Power Generation segment, which was affected by the recession later than the Company’s other business segments, continued to rebound and reported strongly higher sales and segment EBIT than during the same period in 2009.

For the full year, sales were $13.23 billion, up 22 percent from $10.80 billion in 2009. EBIT of $1.66 billion, or 12.5 percent of sales, increased 114 percent from $774 million, or 7.2 percent of sales excluding restructuring and other charges, in 2009.

Net income attributable to Cummins Inc. was $1.04 billion ($5.28 per share) from $428 million ($2.16 per share) in 2009. Results for 2009 included restructuring and other charges of $0.33 per share.

Full-year 2010 sales were second only to 2008, while EBIT and net income attributable to Cummins Inc. were Company records. Three of the Company’s four business segments – Engine, Components and Distribution – reported full-year record earnings, while Power Generation also posted strong sales and profit gains from the previous year.

The Company’s strong performance in 2010 came despite a significant decline in its important North American truck engine markets, which were affected by the continued weakness in the U.S. economy and a change in emissions standards. Engine shipments to the North American heavy-duty truck market fell 61 percent and 44 percent to the North American medium-duty truck and bus markets.

Those decreases were more than offset by growth in international markets, particularly China, India and Brazil, and the Company continues to benefit from actions taken over the past two years to improve the productivity of its manufacturing operations around the world.

Sales in China and Brazil increased by more than 70 percent, while sales in India rose 37 percent for the year. Cummins’ total international sales increased by 48 percent from 2009 and accounted for 64 percent of the Company’s total sales in 2010.

 “2010 was the best year in the Company’s history,” said Chairman and Chief Executive Officer Tim Solso. “The fact that we were able to achieve record profitability in the face of a sharp decline in large North American on-highway markets speaks to the global strength of our business and the work we did to keep the Company strong during the recession.

“Given our strong balance sheet, the expected recovery of our North American markets and the global growth opportunities in front of us, we are forecasting further significant growth in 2011 and beyond.”

Based on its current forecasts, Cummins expects sales to grow to $16 billion in 2011 and EBIT to be 13.5 percent of sales.

The Company is forecasting sales to grow by 25 percent in its Engine and Components segments in 2011, led by recovery in the North American truck markets. The Company expects sales to increase by 15 percent in both its Power Generation and Distribution segments, driven by improving markets in North America and continued strength in key international markets.

In addition to the expected economic recovery in North America, the Company also is forecasting further strong growth in China, India and Brazil as well as in other parts of the world, including Mexico, the Middle East and Europe.

The Company expects to invest $600-$650 million in capital expenditures in its consolidated operations. In addition, the Company expects its joint ventures to make $300 million worth of capital investments in their operations to expand their businesses.

“We have significant growth opportunities in markets around the world, and we are well positioned to take advantage of those opportunities,” said President and Chief Operating Officer Tom Linebarger. “In particular, we expect a significant recovery in the North American truck markets this year, where our new engines are performing very well.

“We shipped 62,000 engines to the North American truck markets in 2010 equipped with Selective Catalytic Reduction systems, which have allowed us to meet the stringent EPA emission standards and provide improved fuel economy to our customers.”

In other recent highlights:

  In mid-January, Cummins dedicated its new “megasite” facility in Phaltan, India. The site will allow Cummins to significantly expand production capacity for engines, components and generators, and eventually use India as a base for exports to Asia, the Middle East and Africa.  The Company plans to invest $300 million in the 300-acre campus over the next several years.

  Cummins finished 2010 as one of the top performing stocks in the Standard & Poor’s 500 index. Cummins’ stock price appreciated by nearly 140 percent in 2010 and the Company further returned value to shareholders by increasing its dividend by 50 percent in the third quarter of 2010.

Fourth quarter details (all comparisons to same period in 2009)

Engine Segment
●	Sales - $2.5 billion, up 15 percent
●	Segment EBIT – $256 million, or 10.3 percent of sales, compared to $211 million or 9.7 percent of sales.
●	Total on-highway engine sales decreased 18 percent
	○	Medium-duty truck engine sales increased 11 percent on strength of Brazilian truck market; North American medium-duty truck engine sales declined 42 percent.
	○	Light-duty auto sales increased 1 percent.
	○	Global heavy-duty truck engine sales declined 45 percent as result of continued weakness in North America.
●	Industrial sales increased 89 percent
	○	Worldwide construction sales rose 138 percent, led by market recovery in North America and continued infrastructure investment in China, India and Brazil.
	○	Mining sales rose 163 percent
	○	Agriculture market sales increased 87 percent
●	Stationary power engine sales increased by 86 percent, primarily due to increased power generation demand, especially for high horsepower engines.

Power Generation
●	Sales – $903 million, up 50 percent
●	Segment EBIT – $92 million, or 10.2 percent of sales, compared to $34 million or 5.7 percent of sales.
●	Commercial Products sales rose 59 percent; Commercial Projects up 66 percent; Consumer sales increased 15 percent; Generator Technologies rose 42 percent; and Power Electronics increased 8 percent.
●	Segment continues to recover from low point of economic cycle in Q3 2009 as sales increased in most geographic markets.

Components
●	Sales – $918 million up 25 percent
●	Segment EBIT – $83 million, or 9.0 percent of sales, compared to $73 million, or 10.0 percent of sales
●	Emission Solutions sales increased by 70 percent; Filtration up 18 percent; Turbo Technologies rose 17 percent; Fuel Systems decreased 2 percent.

●

Increased aftertreatment content on 2010 North American truck engines led Emission Solutions sales gains; Filtration sales benefited from strong increase in aftermarket sales; Turbo Technologies led by gains in China, India and Europe.

Distribution
●	Sales – $699 million, an increase of 44 percent
●	Segment EBIT – $82 million, or 11.7 percent of sales, compared to $67 million, or 13.8 percent of sales
●	Consolidation of Western Canada and the Cummins Northeast distributors accounted for $102 million in sales during quarter.
●	Sales increased in all product/service segments (engines, power generation, parts, and service), led by strong gains for engines and power generation in Western Europe.

Presentation of Non-GAAP Financial Information

EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information

Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins employs approximately 40,000 people worldwide and serves customers in approximately 190 countries and territories through a network of more than 600 company-owned and independent distributor locations and approximately 6,000 dealer locations. Cummins earned $1.0 billion on sales of $13.2 billion in 2010. Press releases can be found on the Web at www.cummins.com.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.

CUMMINS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited) (a)

	Three months ended
	December 31,	September 26,	December 31,
In millions, except per share amounts	2010	2010	2009
NET SALES	$4,139	$3,401	$3,400
Cost of sales	3,155	2,571	2,627
GROSS MARGIN	984	830	773

OPERATING EXPENSES AND INCOME
Selling, general and administrative expenses	423	375	348
Research, development and engineering expenses	123	103	108
Equity, royalty and interest income from investees (Note 1)	90	88	67
Restructuring and other charges	-	-	4
Other operating (expense) income, net	(3)	(5)	5
OPERATING INCOME	525	435	385

Interest income	7	6	3
Interest expense	11	11	9
Other income (expense), net (Note 2)	9	8	(5)
INCOME BEFORE INCOME TAXES	530	438	374

Income tax expense (Note 3)	139	129	84
CONSOLIDATED NET INCOME	391	309	290

Less: Net income attributable to noncontrolling interests	29	26	20
NET INCOME ATTRIBUTABLE TO CUMMINS INC.	$362	$283	$270

EARNINGS PER COMMON SHARE ATTRIBUTABLE
TO CUMMINS INC.
Basic	$1.85	$1.45	$1.36
Diluted	$1.84	$1.44	$1.36

WEIGHTED AVERAGE SHARES OUTSANDING
Basic	195.8	195.8	198.4
Diluted	196.4	196.3	198.7

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.2625	$0.2625	$0.175

(a)      Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America (GAAP).

CUMMINS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Unaudited (a)

	For the years ended
	December 31,	December 31,
In millions, except per share amounts	2010	2009
NET SALES	$13,226	10,800
Cost of sales	10,058	8,631
GROSS MARGIN	3,168	2,169

OPERATING EXPENSES AND INCOME
Selling, general and administrative expenses	1,487	1,239
Research, development and engineering expenses	414	362
Equity, royalty and interest income from investees (Note 1)	351	214
Restructuring and other charges	-	99
Other operating (expense) income, net	(16)	(1)
OPERATING INCOME	1,602	682

Interest income	21	8
Interest expense	40	35
Other income (expense), net (Note 2)	34	(15)
INCOME BEFORE INCOME TAXES	1,617	640

Income tax expense (Note 3)	477	156
CONSOLIDATED NET INCOME	1,140	484

Less: Net income attributable to noncontrolling interests	100	56
NET INCOME ATTRIBUTABLE TO CUMMINS INC.	$1,040	$428

EARNINGS PER COMMON SHARE ATTRIBUTABLE
TO CUMMINS INC.
Basic	$5.29	$2.17
Diluted	$5.28	$2.16

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	196.7	197.4
Diluted	197.1	197.7

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.875	$0.70

(a)      Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America (GAAP).

CUMMINS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (a)

	December 31,	December 31,
In millions, except par value	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$1,023	$930
Marketable securities	339	190
Accounts and notes receivable, net	2,243	2,004
Inventories	1,977	1,341
Prepaid expenses and other current assets	707	538
Total current assets	6,289	5,003
Long-term assets
Property, plant and equipment, net	2,041	1,886
Investments and advances related to equity method investees	734	574
Goodwill and other intangibles, net	589	592
Other assets	749	761
Total assets	$10,402	$8,816

LIABILITIES
Current liabilities
Loans payable	$82	$37
Accounts payable (principally trade)	1,362	957
Accrued expenses	1,816	1,438
Total current liabilities	3,260	2,432
Long-term liabilities
Long-term debt	709	637
Other liabilities	1,437	1,727
Total liabilities	5,406	4,796

EQUITY
Cummins Inc. shareholders’ equity
Common stock, $2.50 par value, 500 shares authorized, 221.8 and 222.0 shares issued	1,934	1,860
Retained earnings	4,445	3,575
Treasury stock, at cost, 24.0 and 20.7 shares	(964)	(731)
Common stock held by employee benefits trust, at cost, 2.1 and 3.0 shares	(25)	(36)
Accumulated other comprehensive loss	(720)	(895)
Total Cummins Inc. shareholders’ equity	4,670	3,773
Noncontrolling interests	326	247
Total equity	4,996	4,020
Total liabilities and equity	$10,402	$8,816

(a)      Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America (GAAP).

CUMMINS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (a)

	For the years ended
	December 31,	December 31,
In millions	2010	2009
NET CASH PROVIDED BY OPERATING ACTIVITIES (Note 4)	$1,006	$1,137

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(364)	(310)
Investments in internal use software	(43)	(35)
Proceeds from disposals of property, plant and equipment	55	10
Investments in and advances to equity investees	(2)	(3)
Acquisition of businesses, net of cash acquired	(104)	(2)
Investments in marketable securities-acquisitions	(823)	(431)
Investments in marketable securities-liquidations	690	335
Purchases of other investments	(62)	(62)
Cash flows from derivatives not designated as hedges	2	(18)
Other, net	-	7
Net cash used in investing activities	(651)	(509)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	214	76
Payments on borrowings and capital lease obligations	(143)	(97)
Net borrowings (payments) under short-term credit agreements	9	(2)
Distributions to noncontrolling interests	(28)	(34)
Dividend payments on common stock	(172)	(141)
Proceeds from sale of common stock held by employee benefit trust	58	72
Repurchases of common stock	(241)	(20)
Other, net	36	5
Net cash used in financing activities	(267)	(141)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	5	17
Net increase in cash and cash equivalents	93	504
Cash and cash equivalents at beginning of year	930	426
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,023	$930

(a)      Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America (GAAP).

CUMMINS INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

In millions	Engine	Power Generation	Components	Distribution	Non-segment Items(1)	Total

Three months ended December 31, 2010
External sales	$2,099	$690	$656	$694	$-	$4,139
Intersegment sales	398	213	262	5	(878)	-
Total sales	2,497	903	918	699	(878)	4,139
Depreciation and amortization(2)	46	10	18	6	-	80
Research, development and engineering expenses	76	13	33	1	-	123
Equity, royalty and interest income from investees	37	8	6	39	-	90
Interest income	5	1	1	-	-	7
Segment EBIT	256	92	83	82	28	541

Three months ended September 26, 2010
External sales	$1,727	$564	$540	$570	$-	$3,401
Intersegment sales	342	227	229	3	(801)	-
Total sales	2,069	791	769	573	(801)	3,401
Depreciation and amortization(2)	42	10	20	5	-	77
Research, development and engineering expenses	65	8	30	-	-	103
Equity, royalty and interest income from investees	37	12	6	33	-	88
Interest income	3	2	-	1	-	6
Segment EBIT	223	97	63	74	(8)	449

Three months ended December 31, 2009
External sales	$1,974	$477	$466	$483	$-	$3,400
Intersegment sales	194	124	266	3	(587)	-
Total sales	2,168	601	732	486	(587)	3,400
Depreciation and amortization (2)	50	14	20	3	-	87
Research, development and engineering expenses	73	8	27	-	-	108
Equity, royalty and interest income from investees	24	6	4	33	-	67
Restructuring and other charges	-	-	-	-	4	4
Interest income	1	2	-	-	-	3
Segment EBIT	211	34	73	67	(2)	383

For the year ended December 31, 2010
External sales	$6,594	$2,150	$2,171	$2,311	$-	$13,226
Intersegment sales	1,294	769	875	13	(2,951)	-
Total sales	7,888	2,919	3,046	2,324	(2,951)	13,226
Depreciation and amortization (2)	171	41	79	25	-	316
Research, development and engineering expenses	263	36	114	1	-	414
Equity, royalty and interest income from investees	161	35	23	132	-	351
Interest income	12	5	2	2	-	21
Segment EBIT	809	299	278	297	(26)	1,657

For the year ended December 31, 2009
External sales	$5,582	$1,879	$1,562	$1,777	$-	$10,800
Intersegment sales	823	538	793	7	(2,161)	-
Total sales	6,405	2,417	2,355	1,784	(2,161)	10,800
Depreciation and amortization (2)	185	49	73	17	-	324
Research, development and engineering expenses	241	33	88	-	-	362
Equity, royalty and interest income from investees	54	22	13	125	-	214
Restructuring and other charges	-	-	-	-	99	99
Interest income	3	3	1	1	-	8
Segment EBIT	252	167	95	235	(74)	675

(1)

Includes intersegment sales and profit in inventory eliminations and unallocated corporate expenses.  For the three months ended December 31, 2010, there were no unallocated corporate expenses.  For the three months ended September 26, 2010 and the year ended December 31, 2010 unallocated corporate expenses included $32 million in Brazil tax recoveries ($21 million after-tax) and $2 million in flood damage expenses.  This tax recovery has been excluded from segment results as it was not considered by management in its evaluation of operating results for the three months ended September 26, 2010 or the year ended December 31, 2010.  For the three months and the year ended December 31, 2009, unallocated corporate expenses included $4 million and $99 million of restructuring and other charges and gains of $7 million and $12 million related to flood damages, respectively.

(2) Depreciation and amortization as shown on a segment basis excludes the amortization of debt discount that is included in the Consolidated Statements of Income as “interest expense.”

CUMMINS INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT INFORMATION

(Unaudited)

A reconciliation of our segment information to the corresponding amounts in the Condensed Consolidated Statements of Income is shown in the table below:

	Three months ended			For the years ended
	December 31,	September 26,	December 31,	December 31,	December 31,
In millions	2010	2010	2009	2010	2009
Segment EBIT	$541	$449	$383	$1,657	$675
Less:
Interest expense	11	11	9	40	35
Income before income taxes	$530	$438	$374	$1,617	$640

FINANCIAL MEASURES THAT SUPPLEMENT GAAP

(Unaudited)

Earnings before interest, taxes, noncontrolling interests and restructuring and other charges

We define EBIT as earnings or loss before interest expense, income tax expense, noncontrolling interests in income of consolidated subsidiaries and restructuring and other charges (EBIT).  We use EBIT to assess and measure the performance of our operating segments and also as a component in measuring our variable compensation programs.  Below is a reconciliation of EBIT, a non-GAAP financial measure, to “Net income attributable to Cummins Inc.,” for each of the applicable periods:

	Three months ended			For the years ended
	December 31,	September 26,	December 31,	December 31,	December 31,
In millions	2010	2010	2009	2010	2009
Earnings before interest expense, income taxes and
restructuring and other charges	$541	$449	$387	$1,657	$774

Earnings before interest expense, income taxes and restructuring
and other charges as a percentage of net sales	13.1%	13.2%	11.4%	12.5%	7.2%

Less:
Restructuring and other charges	-	-	4	-	99

Earnings before interest and income taxes	$541	$449	$383	$1,657	$675

EBIT as a percentage of net sales	13.1%	13.2%	11.3%	12.5%	6.3%

Less:
Interest expense	11	11	9	40	35
Income tax expense	139	129	84	477	156
Consolidated net income	391	309	290	1,140	484

Less:
Net income attributable to noncontrolling interests	29	26	20	100	56
Net income attributable to Cummins Inc.	$362	$283	$270	$1,040	$428

Net income attributable to Cummins Inc. as a percentage of
net sales	8.7%	8.3%	7.9%	7.9%	4.0%

CUMMINS INC. AND SUBSIDIARIES

FINANCIAL MEASURES THAT SUPPLEMENT GAAP

(Unaudited)

Net income and diluted earnings per share (EPS) attributable to Cummins Inc. excluding restructuring and other charges

We believe this is a useful measure of our operating performance for the period presented as it illustrates our operating performance without regard to restructuring.  This measure is not in accordance with, or an alternative for, accounting principles generally accepted in the United States of America and may not be consistent with measures used by other companies.  It should be considered supplemental data.  The following table reconciles net income attributable to Cummins Inc. excluding restructuring and other charges to net income attributable to Cummins Inc. for the three months and the year ended December 31, 2009.

	Three months ended		Year ended
	December 31, 2009		December 31, 2009
In millions	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to Cummins Inc. excluding restructuring and other charges	$272	$1.37	$493	$2.49
Less:
Restructuring and other charges, net(1)	2	0.01	65	0.33
Net income attributable to Cummins Inc.	$270	$1.36	$428	$2.16

(1) During the three months ended December 31, 2009, management approved and committed to undertake restructuring actions.  These actions resulted in pretax restructuring and other charges of $4 million.  For the year ended December 31, 2009, the total pretax restructuring and other charges were $99 million.  These charges included employee-related liabilities for severance and benefits, exit costs and pension and other postretirement benefit curtailment charges.

CUMMINS INC. AND SUBSIDIARIES

SELECTED FOOTNOTE DATA

(Unaudited)

NOTE 1.  EQUITY, ROYALTY AND INTEREST INCOME FROM INVESTEES

Equity, royalty and interest income from investees included in our Condensed Consolidated Statements of Income for the interim reporting periods was as follows:

	Three months ended			For the years ended
	December 31,	September 26,	December 31,	December 31,	December 31,
In millions	2010	2010	2009	2010	2009
Distribution Entities
North American distributors	$29	$26	$26	$101	$100
Komatsu Cummins Chile, Ltda	5	4	3	16	12
All other distributors	1	1	1	3	3

Manufacturing Entities
Dongfeng Cummins Engine Company, Ltd.	23	24	15	99	33
Chongqing Cummins Engine Company, Ltd.	11	12	8	46	36
Tata Cummins, Ltd.	3	4	3	14	5
Shanghai Fleetguard Filter Co., Ltd.	3	3	2	12	7
Komatsu manufacturing alliances	4	2	-	11	(2)
Cummins Westport, Inc	3	2	1	10	3
Valvoline Cummins, Ltd.	1	2	2	8	7
Cummins MerCruiser Diesel Marine, LLC	(2)	(1)	(5)	(3)	(10)
Beijing Foton Cummins Engine Co., Ltd.	(4)	(6)	-	(16)	(5)
All other manufacturers	5	8	4	20	7
Cummins share of net income	82	81	60	321	196
Royalty and interest income	8	7	7	30	18
Equity, royalty and interest income from investees	$90	$88	$67	$351	$214

NOTE 2.  OTHER INCOME (EXPENSE)

Other income (expense) included the following:

	Three months ended			For the years ended
	December 31,	September 26,	December 31,	December 31,	December 31,
In millions	2010	2010	2009	2010	2009
Change in cash surrender value of corporate owned life insurance	$1	$11	$(5)	$12	$(4)
Gain on acquisition of Cummins Western Canada (CWC)	-	-	-	12	-
Dividend income	2	2	2	7	5
Life insurance proceeds	7	-	-	7	-
Foreign currency losses, net	(5)	(5)	(2)	(1)	(20)
Bank charges	(4)	(4)	(4)	(15)	(14)
Other, net	8	4	4	12	18
	$9	$8	$(5)	$34	$(15)

NOTE 3.  INCOME TAXES

Our income tax rates are generally less than the 35 percent U.S. income tax rate primarily because of lower taxes on foreign earnings and research tax credits. Our effective tax rate for the fourth quarter and full year of 2010 was 26.2 percent and 29.5 percent, respectively.  Our income tax provision for the fourth quarter includes benefits totaling $17 million related to the legislative reinstatement of the U.S. research tax credit.  Our effective tax rate for the fourth quarter and full year of 2009 was 22.5 percent and 24.4 percent, respectively.  In 2009, we released $19 million of deferred tax liabilities on foreign earnings now considered to be permanently reinvested outside of the United States and recorded a deferred tax asset of $10 million related to prior period matters.

We expect our 2011 effective tax rate to be 30 percent excluding any discrete items that may arise.

NOTE 4.  DEPRECIATION AND AMORTIZATION

Depreciation and amortization expense included in operating activities of the Condensed Consolidated Statements of Cash Flows for the years ended December 31, 2010 and 2009, was $320 million and $326 million, respectively.